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                                                                   EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                           PRINCETON VIDEO IMAGE, INC.

      FIRST. The name of this corporation is Princeton Video Image, Inc. (the "Corporation").

      SECOND. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The registered agent of the Corporation at such address is Corporation Service Company.

      THIRD. The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH.

      A. The total authorized capital stock of the Corporation shall consist of one class of 60,000,000 shares of Common Stock, par value $.001, one class of 975,803 shares of Preferred Stock, par value $.001, one class of 11,363 shares of Series A Redeemable Preferred Stock, par value $4.50 and one class of 12,834 shares of Series B Redeemable Preferred Stock, par value $5.00, such classes of Preferred Stock to have such relative rights, preferences and limitations as herein set forth.

      B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      C. The Series A Redeemable Preferred Stock shall have a par value of $4.50 per share. The Series A Redeemable Preferred Stock shall have a six percent (6%) per annum dividend rate and dividends shall be paid annually and shall be cumulative. The failure of the Corporation to pay dividends on a current basis shall not create any special rights except that no dividends shall be paid in respect of Common Stock until all accumulated dividends in respect of the Series A Redeemable Preferred Stock have been


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paid. Dividends shall be paid either in cash or at the election of the
Corporation in a number of shares of Common Stock determined by the then current value per share of Common Stock of the Corporation. The Series A Redeemable Preferred Stock will not have voting rights in connection with the election of directors of the Corporation, or on any other matter, other than as required by applicable law. The Corporation shall have the right to redeem the Series A Redeemable Preferred Stock in whole at any time or in part from time to time in cash at par plus all accrued but unpaid dividends. The Corporation shall be required to redeem the Series A Redeemable Preferred Stock in cash at par plus all accrued but unpaid dividends out of thirty percent (30%) of the amount, if any, by which the Corporation's annual net income after taxes in any year as shown on its audited financial statements exceeds $5,000,000.

      D. The Series B Redeemable Preferred Stock shall have a par value of $5.00 per share. The Series B Redeemable Preferred Stock shall have a six percent (6%) per annum dividend rate and dividends shall be paid annually and shall be cumulative, provided that no dividends shall be paid at any time while there are accrued but unpaid dividends with respect to the Series A Redeemable Preferred Stock. The failure of the Corporation to pay dividends on a current basis shall not create any special rights except that no dividends shall be paid in respect of Common Stock until all accumulated dividends in respect of the Series B Redeemable Preferred Stock have been paid. Dividends shall be paid either in cash or at the election of the Corporation in a number of shares of Common Stock determined by the then current value per share of Common Stock of the Corporation. The Series B Redeemable Preferred Stock will not have voting rights in connection with the election of directors of the Corporation, or on any other matter, other than as required by applicable law. Provided that no Series A Redeemable Preferred Stock is then outstanding, the Corporation shall have the right to redeem the Series B Redeemable Preferred Stock in whole at any time or in part from time to time in cash at par plus all accrued but unpaid dividends. Provided that no Series A Redeemable Preferred Stock is then outstanding, the Corporation shall be required to redeem the Series B Redeemable Preferred Stock in cash at par plus all accrued but unpaid dividends out of twenty percent (20%) of the amount, if any, by which the Corporation's annual net income after taxes in any year as shown on its audited financial statements exceeds $5,000,000.

      FIFTH. The name and address of the incorporator is as follows:

                                Richard J. Pinto
                        600 College Road East, Suite 4200
                           Princeton, New Jersey 08540

      SIXTH. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law, as amended.

      SEVENTH. The Board of Directors of the Corporation is hereby expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation,


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except as such power may be restricted or limited by the Delaware General
Corporation Law, as amended.

      EIGHTH. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

      NINTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

      TENTH.

      A. The Corporation shall indemnify its directors and officers to the fullest extent permitted by applicable law as in effect from time to time.

      B. Expenses (including attorneys' fees) incurred by a director or officer of the Corporation in defending an action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding, to the fullest extent permitted by Delaware law, upon receipt of an undertaking by the director or officer to repay the amount of expenses so advanced if it shall be determined that the director or officer is not entitled to be indemnified. The indemnification provided by this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of an indemnified party. The provisions of this Article TENTH shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine. Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

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      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation this 1st day of March 2001.


                                                   /s/ Richard J.Pinto
                                                   -----------------------------
                                                   Incorporator
                                                   Name: Richard J. Pinto


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